EXHIBIT 99.1

Albemarle Announces Initiation of Consultation Process with Works Council at its Facility in Thann, France

RICHMOND, Virginia—April 26, 2006—Albemarle Corporation (NYSE: ALB) announced today that Albemarle PPC, a wholly owned affiliate of Albemarle Corporation, has initiated the consultation process required by French law with the Works Council at its facility in Thann, France related to the potential shutdown of that facility. Under French law, a final decision concerning the potential shutdown of a facility can be made only after the consultation process is completed.

“We are working towards a year-end shutdown,” said Lloyd Crasto, President of Albemarle PPC.

Upon completion of the process, Albemarle would expect to take a pre-tax charge in the range of one hundred million dollars, exclusive of any costs related to environmental matters.

Albemarle Corporation, headquartered in Richmond, Virginia, is a leading global developer, manufacturer and marketer of bromine, bromine derivatives, and other highly engineered specialty chemicals for consumer electronics; petroleum and petrochemical processing; transportation and industrial products; pharmaceuticals; agricultural products; and construction and packaging materials. The Company operates in three business segments—Polymer Additives, Catalysts and Fine Chemicals, and serves customers in approximately 100 countries. Learn more about Albemarle at http://www.albemarle.com.

###

For more information:

Albemarle Corporation, Mr. Stéphane Leclef at +32 475 63 02 27 or stephane_leclef@albemarle.com or Mr. René Milligan at +1 (225) 388-7106 or rene_milligan@albemarle.com

Some of the information presented in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations as reflected are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ from expectations include, without limitation: the costs associated with any redevelopment or remediation activities at the Thann site that may be required by the French government. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2005.

Albemarle Corporation

330 South Fourth Street

Richmond, Virginia, USA

Tel: +1 804 788 6096